Exhibit 99.2

ONCOCYTE REPORTS Full Year 2023 FINANCIAL RESULTS

Conference Call on Friday, April 12, 2024 at 5:00 a.m. PT / 8:00 a.m. ET

IRVINE, Calif., April 12, 2024 (GLOBE NEWSWIRE) — Oncocyte Corporation (Nasdaq: OCX), a precision diagnostics company, today reported financial results for the year ended December 31, 2023.

Recent Highlights

●	Bio-Rad Laboratories, Inc. commercial partnership for transplant monitoring IP
●	$15.8MM in gross proceeds received from private placement offering
●	$4.4 and $3.8MM est. Q4 2023 and Q1 2024 cash burn, respectively
●	GraftAssureTM transplant product launch on track for 2Q 2024

“In 2023, we made significant progress on cost controls and in the development of our transplant monitoring IP,” said Josh Riggs, CEO of Oncocyte. “We achieved reimbursement for VitaGraftTM Kidney, manufactured the first lots of GraftAssure RUO, and ran a competitive partnering process that resulted in the announced Bio-Rad agreement. We look forward to working with them on the commercialization of GraftAssure RUO and the development of VitaGraft Kidney IVD. We continue to benefit from strong support from our core investors and welcome new ones in our recently completed $15.8MM private placement offering. With this partnership and financing we believe that we are well-positioned to meet our critical commercial and regulatory milestones.”

2023 Fourth Quarter and Full-Year Financial Results

Net revenue for the three months and year ended December 31, 2023, was $314,000 and $1.5 million, respectively, an increase of 15% compared to the fourth quarter 2022 and 57% compared to the full year 2022, due to increased revenue from Pharma Services.

Cost of revenues for the three months ended December 31, 2023 was $431,000, including $409,000 from the cost of diagnostic tests and testing services we performed for our Pharma Services customers, with the remaining cost from noncash amortization expense.

Cost of revenues for the year ended December 31, 2023 was $1.1 million, including $1.0 million from the cost of diagnostic tests and testing services we performed for our Pharma Services customers, with the remaining cost from noncash amortization expense.

Research and development expense for the three months and year ended December 31, 2023, was $2.5 million and $9.3 million, respectively, an increase of 85% compared to the fourth quarter 2022 and 27% compared to the full year 2022. The increases were driven by continued focused investment in developing manufacturable versions of assays including DetermaIOTM, VitaGraft and DetermaCNITM.

Sales and marketing expense for the three months and year ended December 31, 2023, was $582,000 and $2.8 million, respectively, an increase of 74% compared to the fourth quarter 2022 and 147% compared to the full year 2022. The increases were primarily driven by a continued ramp in sales, marketing and commercialization activities related to the recent coverage decision and launch of VitaGraft Kidney.

General and administrative expense for the three months and year ended December 31, 2023, was $1.8 million and $11.2 million, respectively, a decrease of 66% compared to the fourth quarter 2022 and 49% compared to the full year 2022. The decreases were primarily due to decreased stock-based compensation and personnel expenses.

Loss from operations for the three months ended December 31, 2023, was $16.2 million, an increase of 39% compared to fourth quarter 2022. The 2023 loss from operations included a noncash loss of $11.2 million from the change in fair value of contingent consideration, compared to a gain of $13.9 million in 2022.

Loss from operations for the year ended December 31, 2023, was $25.1 million, an increase of 40% compared to the full year 2022. The 2023 loss from operations included a noncash gain of $5.8 million from the change in fair value of contingent consideration, compared to a gain of $31.0 million in 2022.

For Oncocyte’s complete financial results for the year ended December 31, 2023, see the Company’s annual Form 10-K to be filed with the Securities and Exchange Commission on April 15, 2024.

Webcast and Conference Call Information

Oncocyte will host a conference call to discuss fourth quarter and full year 2023 financial results prior to market open on Friday, April 12, 2024 at 5:00 a.m. Pacific Time / 8:00 a.m. Eastern Time. The conference call may be accessed live via telephone by dialing toll free (888) 550-5422 for both domestic and international callers. Once dialed in, ask to be joined to the Oncocyte Corporation call. The live webcast of the call may be accessed by visiting the “Events & Presentation” section of the Company’s website at https://investors.oncocyte.com.

About Oncocyte

Oncocyte is a precision diagnostics company. The Company’s tests are designed to help provide clarity and confidence to physicians and their patients. VitaGraft™ is a clinical blood-based solid organ transplantation monitoring test, GraftAssure™ is a research use only blood-based solid organ transplantation monitoring test, DetermaIO™ is a gene expression test that assesses the tumor microenvironment to predict response to immunotherapies, and the pipeline test DetermaCNI™ is a blood-based monitoring tool for monitoring therapeutic efficacy in cancer patients. For more information, visit https://oncocyte.com/

VitaGraft™, GraftAssure™, DetermaIO™, and DetermaCNI™ are trademarks of Oncocyte Corporation.

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to, among other things, the expectation that the Company and Bio-Rad will successfully commercialize GraftAssure RUO and develop VitaGraft Kidney IVD, the belief that the Company is well positioned to meet its critical commercial and regulatory milestones, and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of Oncocyte’s third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, potential interruptions to supply chains, the need and ability to obtain future capital, maintenance of intellectual property rights in all applicable jurisdictions, obligations to third parties with respect to licensed or acquired technology and products, the need to obtain third party reimbursement for patients’ use of any diagnostic tests. Oncocyte or its subsidiaries commercialize in applicable jurisdictions, and risks inherent in strategic transactions such as the potential failure to realize anticipated benefits, legal, regulatory or political changes in the applicable jurisdictions, accounting and quality controls, potential greater than estimated allocations of resources to develop and commercialize technologies, or potential failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in Oncocyte’s Securities and Exchange Commission (SEC) filings, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

CONTACT:

Jeff Ramson

PCG Advisory

(646) 863-6893

jramson@pcgadvisory.com

- Tables Follow -

ONCOCYTE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2023	2022

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,432	$19,993
Accounts receivable, net of allowance for credit losses of $5 and $154, respectively	484	2,012
Marketable equity securities	-	433
Prepaid expenses and other current assets	643	977
Assets held for sale	139	-
Current assets of discontinued operations	-	2,121
Total current assets	10,698	25,536

NONCURRENT ASSETS
Right-of-use and financing lease assets, net	1,637	2,179
Machinery and equipment, net, and construction in progress	3,799	8,672
Intangible assets, net	56,595	61,633
Restricted cash	1,700	1,700
Other noncurrent assets	463	371
TOTAL ASSETS	$74,892	$100,091

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$953	$1,253
Accrued compensation	1,649	1,771
Accrued royalties	1,116	2,022
Accrued expenses and other current liabilities	452	1,817
Accrued severance from acquisition	2,314	2,314
Accrued liabilities from acquisition	-	109
Right-of-use and financing lease liabilities, current	665	815
Current liabilities of discontinued operations	45	2,005
Total current liabilities	7,194	12,106

NONCURRENT LIABILITIES
Right-of-use and financing lease liabilities, noncurrent	2,204	2,729
Contingent consideration liabilities	39,900	45,662

TOTAL LIABILITIES	49,298	60,497

Commitments and contingencies

Series A Redeemable Convertible Preferred Stock, no par value; stated value $1,000 per share; 5 and 6 shares issued and outstanding at December 31, 2023 and 2022, respectively; aggregate liquidation preference of $5,296 and $6,091 as of December 31, 2023 and 2022, respectively	5,126	5,302

SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 5,000 shares authorized; no shares issued and outstanding	-	-
Common stock, no par value, 230,000 shares authorized; 8,261 and 5,932 shares issued and outstanding at December 31, 2023 and 2022, respectively	310,295	294,929
Accumulated other comprehensive income	49	39
Accumulated deficit	(289,876)	(260,676)
Total shareholders’ equity	20,468	34,292
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$74,892	$100,091

ONCOCYTE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2023	2022

Net revenue	$1,503	$958

Cost of revenues	1,002	880
Cost of revenues – amortization of acquired intangibles	88	96
Gross profit (loss)	413	(18)

Operating expenses:
Research and development	9,294	7,301
Sales and marketing	2,795	1,132
General and administrative	11,182	21,881
Change in fair value of contingent consideration	(5,762)	(31,019)
Impairment losses	6,757	-
Goodwill impairment	-	18,684
Loss on disposal and held for sale assets	1,283	-
Total operating expenses	25,549	17,979

Loss from operations	(25,136)	(17,997)

Other (expenses) income:
Interest expense	(52)	(83)
Realized and unrealized loss on marketable equity securities, net	(61)	(471)
Other income (expenses), net	394	(61)
Total other income (expenses)	281	(615)

Loss from continuing operations	(24,855)	(18,612)

Loss from discontinued operations	(2,926)	(54,290)

Net loss	$(27,781)	$(72,902)

Less: dividends and accretion of Series A redeemable convertible preferred stock	(942)	(520)

Net loss attributable to common stockholders	$(28,723)	$(73,422)

Net loss from continuing operations per share: basic and diluted	$(3.37)	$(3.45)
Net loss from discontinued operations per share: basic and diluted	$(0.38)	$(9.80)
Net loss attributable to common stockholders per share: basic and diluted	$(3.75)	$(13.25)

Weighted average shares outstanding: basic and diluted	7,651	5,540

Oncocyte Corporation

Reconciliation of Non-GAAP Financial Measure

Consolidated Adjusted Loss from Operations

Note: In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release also includes a non-GAAP financial measure (as defined under SEC Regulation G). We believe the adjusted amounts are more representative of our ongoing performance. The following is a reconciliation of the non-GAAP measure to the most directly comparable GAAP measure:

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(In thousands)
Consolidated GAAP loss from operations	$(16,179)	$(11,648)	$(25,136)	$(17,997)
Stock-based compensation expense	484	1,726	2,742	6,479
Severance charge	2	1,640	613	2,830
Depreciation and amortization expense	325	483	1,680	1,578
Change in fair value of contingent consideration	11,185	(13,862)	(5,762)	(31,019)
Impairment losses	(4)	-	6,757	-
Goodwill impairment	-	18,684	-	18,684
Loss on disposal and held for sale assets	-	-	1,283	-
Consolidated Non-GAAP loss from operations, as adjusted	$(4,187)	$(2,977)	$(17,823)	$(19,445)